UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2013

FALCONSTOR SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23970	77-0216135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Huntington Quadrangle, Melville, New York		11747
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 631-777-5188

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

The information contained in Item 5.02 is incorporated by reference into this Item 1.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2013, the Company’s Board of Directors appointed Gary Quinn the Company’s Chief Executive Officer and President. From June 28, 2013 to July 23, 2013, Mr. Quinn served as the Company’s Interim Chief Executive Officer.   From April 8, 2013 to June 28, 2013, Quinn, 52, served as the Company’s Chief Operating Officer.  From April, 2012 through April 8, 2013, Quinn served as the Company’s vice president of sales and marketing for North America, focused on expanding FalconStor’s North American channel sales initiatives and partner network. With more than 20 years at CA Technologies, Quinn last served as executive vice president of international sales and North American channel sales. In his executive sales role at CA, Quinn turned around a three-year decline of the company’s North American channel business to an annual growth rate of 25 percent. He has more than 15 years of executive experience in the rapidly evolving field of technology, specifically within the partner community, assisting in generating revenue streams and strengthening relationships. Most recently, Quinn was the commissioner of information technology (CIO) at Suffolk County Department of Information Technology. He received a bachelor’s degree in computer science from Hofstra University.

On July 23, 2013, the Company entered into an employment agreement with Mr. Quinn (the “Employment Agreement”).  Pursuant to the Employment Agreement, Mr. Quinn is employed as the Company’s Chief Executive Officer and President for a term of two years.  Mr. Quinn will receive an annual salary of $400,000 and standard Company benefits.  Mr. Quinn will also be awarded 500,000 restricted shares of Company common stock.  The restrictions will lapse as to 250,000 of the shares on the first anniversary of the Employment Agreement and as to the remaining 250,000 shares on the second anniversary of the Employment Agreement.

The Employment Agreement provides that in the event of a Change of Control (as defined under the Employment Agreement) during the term of the Mr. Quinn’s employment with the Company, all of Mr. Quinn’s outstanding unvested shares of restricted Common Stock granted pursuant to the Employment Agreement will automatically vest and be fully exercisable, as applicable, on the date of the Change of Control.

Pursuant to the Employment Agreement, if Mr. Quinn’s employment is terminated by the Company without Cause or by Mr. Quinn for Good Reason (each as defined under the Employment Agreement), Mr. Quinn will be entitled to his earned but unpaid base salary and other earned and accrued benefits and a lump sum cash payment equal to the remainder of the compensation that Mr. Quinn would have earned under the Employment Agreement, up to a maximum of $400,000.  The Employment Agreement also contains certain non-compete provisions effective for one year following the termination or expiration of the Employment Agreement, unless the Employment Agreement is terminated by the Company without Cause or by Mr. Quinn for Good Reason, as well as standard confidentiality provisions.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01.	Other Events.

On July 23, 2013, the Company issued a press release announcing the appointment of Mr. Quinn as Chief Executive Officer and President.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Employment Agreement dated July 23, 2013 between the Company and Gary Quinn

99.1	Press release of the Company dated July 23, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 23, 2013	FALCONSTOR SOFTWARE, INC.

	By:	/s/ Louis J. Petrucelly
		Name:	Louis J. Petrucelly
		Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement dated July 23, 2013 between the Company and Gary Quinn

99.1	Press release of the Company dated July 23, 2013.